Exhibit 10.9

MANITOWOC FOODSERVICE

SUPPLEMENTAL EXECUTIVE

RETIREMENT PLAN

Amended and Restated Through March 4, 2016

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Manitowoc Foodservice

Supplemental Executive Retirement Plan

This Supplemental Executive Retirement Plan (this “Plan”) of Manitowoc Foodservice, Inc. (the “Company”) was formed as a result of a spin-off and transfer of the liabilities, effective January 1, 2016, from the Supplemental Executive Retirement Plan (the “ParentCo Plan”) of The Manitowoc Company, Inc. (“ParentCo”) attributable to the benefits accrued for Transferred Participants under the ParentCo Plan. This Plan is a continuation of and a successor plan to the ParentCo Plan solely with respect to such Transferred Participants. Effective as of the Split Date, the Transferred Participants shall cease to be participants in the ParentCo Plan and shall become participants under this Plan (“Participants”), and the terms of this Plan will govern the benefits accrued by Transferred Participants under the ParentCo Plan prior to the Split Date. Any election, waiver, consent, or designation made under the ParentCo Plan prior to the Split Date that was recognized as valid by the ParentCo Plan immediately prior to the Split Date will be recognized by this Plan as a valid election, waiver, consent, or designation, as applicable.

ARTICLE 1

Plan Purpose

The purpose of this Plan is to attract and retain Transferred Participants by supplementing their retirement income. No additional Participants will be added to the Plan.

This Plan is an unfunded target benefit plan. A target benefit plan is similar to a defined contribution plan. An annual contribution credit is calculated for each Participant as a level percent of pay. Such accumulated Annual Contribution Credit, accumulated at the Plan’s assumed rate of investment return, is expected to fund a life annuity in an amount equal to a target benefit payable as a life annuity under assumptions defined in this Plan. A Participant’s benefit is the Account Balance maintained for a Participant by the Company. Distributions from this Plan shall be processed as set forth in Article 5.

The Plan is hereby amended and restated to reflect the requirements of Code Section 409A as of January 1, 2005, the Company’s good faith compliance with Code Section 409A

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between October 3, 2004 and December 31, 2008 and other interim Plan amendments. All benefits that were earned and vested on or before December 31, 2004 are “grandfathered” within the meaning of IRS Notice 2005-1 and any provision in this restated Plan document that would otherwise cause such grandfathered amounts to be “materially modified” at anytime after October 3, 2004 shall be deemed amended or deleted to the extent necessary to ensure that those amounts do not become subject to Code Section 409A.

Effective January 1, 2016, the Plan was bifurcated and split into two separate Plans, this Plan and a corresponding Plan adopted by The Manitowoc Company, Inc. This Plan is intended for individuals who first provide services to the Company on or after January 1, 2016 and individuals who both (1) participated in the Plan before January 1, 2016; and (2) whose account balance under The Manitowoc Company, Inc. 401(k) Retirement Plan was transferred (or whose account balance would have been transferred if such an account existed) to the Manitowoc FSG U.S. Holding, LLC 401(k) Retirement Plan on or about January 1, 2016. Other individuals who provide services to The Manitowoc Company, Inc. will not participate in this Plan on and after January 1, 2016.

ARTICLE 2

Definitions

2.1.	“Account Balance” is an account maintained for each Participant which reflects the accumulation of the Annual Contribution Credits and the Investment Credits earned under the Plan.

2.2.	“Actuarial Equivalent” shall mean a single payment or a series of payments that have the same value as another single payment or series of payments. For purposes of this Plan, any Actuarial Equivalence for payments made shall reflect a 9.0% interest rate and life annuity values shall reflect mortality based upon the 1994 Uninsured Pensioners Mortality Table.

2.3.	“Actuary” is an enrolled actuary hired by the Plan Administrator to calculate the Annual Contribution Credit under the Plan.

2.4.	“Administrator” shall mean the Plan’s administrator, as defined in Article 6.

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2.5.	“Annual Contribution Credit” is the amount calculated under Article 3 and credited to each Participant’s Account Balance.

2.6.	“Board” refers to the Board of Directors of Manitowoc Foodservice, Inc.

2.7.	“Change in Control” means: (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of the ownership of 25% or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (b) a change in the majority of the Board; or (d) a major corporate transaction, such as a merger, sale of substantially all of the Company’s assets or a liquidation, which results in a change in the majority of the Board or a majority of stockholders. For Non-Grandfathered Accounts, a “Change of Control” means the first event that would be a “Change of Control” under the preceding definition and which would also satisfy the requirements of Code Section 409A(a)(2)(A)(v). The separation of The Manitowoc Company, Inc.’s Cranes and Foodservice businesses is not a Change in Control for purposes of this Plan.

2.8.	“Code” means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.

2.9.	“Company” shall mean Manitowoc Foodservice, Inc. and its successors. For the period between January 1, 2016 and the effective date that this section was amended on or about March 4, 2016, Company referred to Manitowoc FSG U.S. Holding, LLC and its parent organization, The Manitowoc Company, Inc. For any period prior to January 1, 2016, Company refers to The Manitowoc Company, Inc. Manitowoc Foodservice, Inc. is a successor to FSG U.S. Holdings, LLC, which was a successor to The Manitowoc Company, Inc.

2.10.

“Compensation” shall mean, for any Plan Year, a Participant’s regular base salary established by the Company as of December 31 (including elective deferrals that are excluded from gross income and are payable to a plan described in Section 401(k) or

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Section 125 of the Internal Revenue Code) plus actual bonus awards earned for the Plan Year. Compensation shall not include commissions, the value of fringe benefits and other special awards or payments. Compensation shall be determined taking into account the Participant’s base salary and actual bonus awards from ParentCo that were considered “Compensation” under the terms of the ParentCo Plan prior to the Split Date, as well as Compensation from the Company and its affiliates.

2.11.	“Final Average Compensation Target” shall mean the average of the Participant’s projected Compensation for the five consecutive calendar year period when the Participant receives or is projected to receive his highest average Compensation prior to the Participant’s Target Retirement Date. Projected Compensation will be determined by increasing the current Compensation for each year in the future by 6.0%, compounded annually, until the Plan Year preceding the Participant’s Target Retirement Date. To the extent that a Participant works past his Target Retirement Date, his Final Average Compensation Target will continue to be adjusted for increases in Compensation after the Target Retirement Date.

2.12.	“Grandfathered Account” refers to all or any part of a Participant’s Account Balance that was earned and fully vested as of December 31, 2004, calculated based upon the terms of the Plan in effect on October 3, 2004. If, at any time, this Plan, any agreement, any form or any other administrative policy is amended or interpreted to cause a “material modification” that would cause a Grandfathered Account to be subject to Code Section 409A, such amendment, interpretation or change shall be deemed amended or modified to the extent that no Grandfathered Amount will be subject to Code Section 409A. If necessary to avoid the application of Code Section 409A or to provide guidance as the result of the application of the preceding provisions, the terms of the Plan, as in effect on October 3, 2004, shall apply to all Grandfathered Accounts.

2.13.	“Investment Credit” is the annual increase in a Participant’s Account Balance on December 31 equal to 9.0% of the Account Balance as of January 1 of the same Plan Year.

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2.14.	“Non-Grandfathered Account” refers to all or any part of a Participant’s Account Balance that was not earned and fully vested as of December 31, 2004, according to the terms of the Plan in effect on October 3, 2004. Non-Grandfathered Accounts are subject to Code Section 409A and the provisions of this Plan shall be interpreted and applied with the intent to ensure that no benefits are subject to taxation before the date when such benefits are paid to a Participant or Beneficiary. Nothing in this Plan, any agreement, any form or related document shall be construed or interpreted as a guarantee of any particular tax consequences.

2.15.	“Normal Retirement Date” is the first day of the month following age 65.

2.16.	“Plan” means this Manitowoc Foodservice Supplemental Executive Retirement Plan. Prior to January 1, 2016, the Plan was known as The Manitowoc Company, Inc. Supplemental Executive Retirement Plan.

2.17.	“Plan Year” shall be the calendar year.

2.18.	“Substantial Employment Change” shall mean following a Change in Control: (a) a Participant’s employment is terminated without cause; (b) a negative, fundamental or material change is made in a Participant’s duties or responsibilities; (c) a Participant’s salary or other material compensation or benefits are reduced and such decrease is not related to Company or individual performance; (d) a Participant is required to materially relocate his or her residence or principal office location against his or her will; or (e) a Participant is not offered a comparable position with a successor entity.

2.19.

“Target Retirement Benefit” is fifty-five percent (55%) of a Participant’s Final Average Compensation Target. For any executive who becomes a Participant after December 31, 2008 and whose projected total service at his Target Retirement Date is less than 25 years, his Target Retirement Benefit will be 55% of the Participant’s Final Average Compensation Target times the Participant’s projected total service with the Company at his Target Retirement Date divided by 25. If a Participant whose Target Retirement Benefit was reduced under the preceding provision works past his Target Retirement Date, then his Target Retirement Benefit will be 55% of the Participant’s Final Average

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Compensation Target times the Participant’s actual years of service with the Company, not to exceed a total of 25 actual and projected years, divided by 25. Total service is all service as an employee of the Company and will be based upon complete months and years of projected or actual service. If the Company adopts any other employer-provided defined benefit retirement plan, the actuarial equivalent of such benefit payable as a level life annuity will be subtracted from the Target Retirement Benefit.

2.20.	“Target Retirement Date” is the earlier of the Normal Retirement Date and the first of the month following the date on which the Participant’s attained age plus years of service with the Company equals 80. Attained age and years of service will be calculated in years and complete months.

2.21.	“Transferred Participant” is a Participant who was a participant in the ParentCo Plan immediately prior to the Split Date and who was an executive officer of the Company thereafter.

ARTICLE 3

Annual Contribution Credit

3.1.	The Company shall have an Actuary calculate the Annual Contribution Credit in accordance with this Article 3. Such Annual Contribution Credit shall be credited to a Participant’s Account Balance as of December 31 of each Plan Year prior to the Participant’s Target Retirement Date, provided the Participant is an employee on December 31 of the Plan Year.

3.2.	The Annual Contribution Credit shall be calculated at the end of each Plan Year as follows:

(a)	Calculate the Target Retirement Benefit.

(b)	Calculate the lump sum Actuarial Equivalent of the Target Benefit payable as a life annuity beginning at the Target Retirement Date.

(c)	Calculate the present value of the lump sum Actuarial Equivalent to the Target Benefit for the Plan Year.

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(d)	Calculate the Participant’s Account Balance as of December 31 of the Plan Year after the Account Balance has been increased by the 9.0% Investment Credit.

(e)	The Annual Contribution Credit shall equal the annual amount required to fund the difference in (c) and (d) by the Target Retirement Date assuming the contribution increases 6.0% a year and earns 9.0% a year. In no event can the Annual Contribution Credit be less than zero.

ARTICLE 4

Account Balance

The Administrator shall cause an Account Balance to be maintained for each Plan Participant. As of the Effective Date, the Administrator shall credit to each Transferred Participant’s Account Balance an opening balance equal to the total amount credited to such Transferred Participant’s Account Balance under the ParentCo Plan as of immediately prior to the Effective Date. On December 31 of each Plan Year, the Account Balance at the beginning of the Plan Year will be increased by a 9.0% interest credit. Following the Investment Credit the Account Balance will be credited with the Annual Contribution Credit calculated for a Participant. No Annual Contribution Credit will be provided if the Participant has reached his or her Target Retirement Date. However, the Account Balance will continue to be increased annually by the 9.0% Investment Credit. In addition, the Account Balance will be reviewed periodically after the Target Retirement Date to ensure that the Account Balance is not less than the Actuarial Equivalent of the Target Retirement Benefit reflecting changes in Compensation and actual service. If after the Target Retirement Date the Account Balance is less than the Actuarial Equivalent of the Target Retirement Benefit the Administrator will notify the Compensation Committee of the Board (the “Compensation Committee”) of the shortfall and credit the Participant’s Account Balance annually with the entire amount of such shortfall until the Account Balance is at least Actuarially Equivalent to the Target Benefit.

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ARTICLE 5

Benefit Eligibility and Payment

5.1.	Voluntary Termination of Employment or Retirement. If a Participant terminates employment or retires from the Company, the Participant is eligible to receive his Account Balance.

5.2.	Death. A Participant’s spouse will be the designated beneficiary under this Plan. If the Participant is not married, the Participant may designate anyone else as his or her designated beneficiary. Such designated beneficiary will be entitled to receive as a death benefit the Participant’s Account Balance.

5.3.	Disability. If a Participant shall become permanently and totally disabled the Participant will be eligible to receive his Account Balance. For Non-Grandfathered Accounts, a disability will only include a situation that would allow a distribution under Code Section 409A(a)(2)(A)(ii). Code Sections 409A(a)(2)(A)(ii) and 409A(a)(2)(C) provide that a Participant shall be considered “disabled” only when he or she: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer. Except as noted above with respect to Non-Grandfathered Accounts, the Administrator will have the authority to determine if the Participant is totally and permanently disabled. The Administrator shall have the right to request any information the Administrator deems necessary so as to determine if the if Participant is permanently and totally disabled. The Participant must submit the information requested by the Administrator in order to be eligible for a distribution.

5.4.	Payment of Benefits.

(a)	If the Participant or the designated survivor of a Participant is entitled to a Grandfathered Account, it shall be paid in a single lump sum within 60 days following termination of employment, death or disability.

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(b)	With respect to Non-Grandfathered Accounts: (i) a distribution shall be made (or commence, in the case of amounts as to which installments have been elected in accordance with Section 5.4(c)) as a result of a termination of employment or service within 60 days of such termination if such termination is also a separation from service within the meaning of Code Section 409A(2)(a)(1) (“Separation”); provided that (ii) to the extent that the Participant is a “key employee,” as defined in Code Section 416(i), a distribution from any Non-Grandfathered Account that is made as a result of a Separation may not commence until at least 6 months after such Separation. Distributions following death or disability will be made in a single lump sum within 60 days.

(c)	In lieu of a single payment the Participant may elect to receive his Account Balance over a fixed number of years not to exceed 10 years. To the extent that all or any portion of a Participant’s Account Balance is paid in installments, each payment will equal the Account Balance divided by the remaining number of years elected for payment. During this payout period the Account Balance will continue to be credited with a 9.0% Investment Credit for each year adjusting for the timing of the payments made.

(i)	With respect to Grandfathered Accounts, a Participant may make such an election at any time prior to the first day of the calendar year when payments commence.

(ii)	With respect to Non-Grandfathered Accounts, a Participant shall receive his Non-Grandfathered Accounts in a lump sum except to the extent that, prior to the first day of the calendar year in which the services to which any portion of such Non-Grandfathered Accounts relate were provided, the Participant made an irrevocable election to receive such portion over a fixed number of years not to exceed 10 years.

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5.5.	Change in Control. If a Participant experiences a Substantial Employment Change following a Change in Control, the Participant’s Account Balance will be immediately increased so that the Account Balance is not less than the lump sum Actuarial Equivalent of the present value of the Target Retirement Benefit. The Participant will receive a distribution of his or her revised Account Balance upon termination, death or disability on the same basis as any other Participant.

5.6.	Termination for Cause. Notwithstanding anything in this Plan to the contrary, if the Company terminates a Participant’s employment for Cause, then the Company shall have no obligation to such Participant or his or her spouse pursuant to this Plan, and no payments of any kind shall thereafter be made by the Company to the Participant hereunder.

For purposes of the foregoing, “Cause” means:

(a)	any act or acts of the Participant constituting a felony (or its equivalent) under the laws of the United States, any state thereof or any foreign jurisdiction;

(b)	any material breach, as determined by the Company, by the Participant of any employment agreement with the Company or the policies of the Company or any of its subsidiaries or the willful and persistent (after written notice to the Participant) failure or refusal, as determined by the Company, of the Participant to perform his duties or employment or comply with any lawful directives of the Board.

(c)	Conduct which the Company determines amounts to gross neglect, willful misconduct or dishonesty; or

(d)	Any misappropriation of material property of the Company by the Participant or any misappropriation of a corporate or business opportunity of the Company by the Participant, all as determined by the Company.

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ARTICLE 6

General Provisions

6.1.	Administration. The Administrator of the Plan shall be the Company, which shall be the named fiduciary responsible for the administration of the Plan. The Vice President Employee of Human Resources of The Manitowoc Company, Inc. or his delegate shall perform the responsibilities for the Administrator. All decisions and determinations made by the Administrator, the Compensation Committee or their delegates pursuant to their duties and powers described in the Plan shall be conclusive and binding upon all parties, The Administrator, the Compensation Committee and their delegates shall have sole discretion in carrying out their responsibilities. Notwithstanding anything to the contrary herein, the Compensation Committee shall have responsibility for making decisions regarding the compensation of executive officers of the Company to the extent contemplated by its charter or required by applicable regulations.

6.2.	Claims.

(a)	A Participant or the designated survivor of a Participant shall make an application for benefits to the Administrator.

(b)	In the event that the Administrator denies, in whole or part, a claim for benefits by a Participant or his designated survivor, the Administrator shall furnish notice of the denial to the claimant, setting forth:

(1)	the specific reasons for the denial,

(2)	specific reference to the pertinent Plan provisions on which the denial is based,

(3)	a description of any additional information necessary for the claimant to perfect the claim and an explanation of why such information is necessary, and

(4)	appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.

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Such notice shall be forwarded to the claimant within 90 days of the Administrator’s receipt of the claim; provided, however, that in special circumstances the Administrator may extend the response period for up to an additional 90 days, in which event it shall notify the claimant in writing of the extension and shall specify the reason or reasons for the extension.

6.3.	Payment to Guardian. If an amount is payable under this Plan to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Administrator may direct payment of such amount to the guardian, legal representative or person having the care and custody of such minor or incompetent person. The Administrator may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to the distribution of the amount. Such distribution shall completely discharge the Company from all liability with respect to such amount.

6.4.	Withholding, Payroll Taxes. A Company shall withhold from payments made under the Plan any taxes required to be withheld from a Participant’s wages for the federal or any state or local government.

6.5.	Source of Funds. This Plan shall be unfunded, and payment of benefits hereunder shall be made from the general assets of the Company. Any such asset that may be set aside, earmarked or identified as being intended for the provision of benefits hereunder shall remain an asset of the Company and shall be subject to the claims of its general creditors. Each Participant shall be a general creditor of the Company to the extent of the value of his benefit accrued hereunder, but he shall have no right, title, or interest in any specific asset that the Company may set aside or designate as intended to be applied to the payment of benefits under this Plan. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.

6.6.

Nonalienation of Benefits. Except as hereinafter provided with respect to marital disputes, none of the benefits or rights of a Participant or any beneficiary of a Participant shall be subject to the claim of any creditor, and in particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment

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or any other legal or equitable process available to any creditor of the Participant and the beneficiary. Neither the Participant nor the beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefit or payments which he may expect to receive, contingency or otherwise, under this Plan, except insofar as the form in which benefits are paid under Article 4 involves the Participant’s designation of a beneficiary to received payments after the Participant’s death. In cases of marital dispute, the Administrator will observe the terms of the Plan unless and until ordered to do otherwise by a state or federal court. As a condition of participation, a Participant agrees to hold the Company harmless from any harm that arises out of the Company’s obeying the final order of any state or federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

6.7.	Amendment and Termination.

(a)	The Company reserves the right to amend this Plan at any time and from time to time in any fashion and to terminate it at will, by or pursuant to action of the Board or other governing body. The Company reserves the right to terminate its participation in this Plan at any time, by or pursuant to action of its Board or other governing body.

(b)	No amendment or termination of the Plan shall (without the Participant’s or beneficiary’s consent) alter the Participant’s right to monthly payments that have commenced prior to the effective date of such termination or amendment. The Company specifically reserves the right to terminate or amend this Plan to eliminate the right of any Participant to receive payment hereunder prior to the time when payments are in pay status under this Plan. Notwithstanding the above, if the Company is liquidated, the Administrator shall have the right to determine any amounts payable to a Participant or a beneficiary and to cause the amount so determined to be paid in one or more installments or upon such other terms and conditions and at such other time as the Administrator determines to be just and equitable.

6.8.	No Contract of Employment. Nothing contained herein shall be construed as conferring upon any person the right to be employed or continue in the employ of the Company.

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6.9.	Applicable Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Delaware.

6.10.	Successors. The provisions of this Plan shall bind and inure to the benefit of each Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity

6.11.	409A Compliance. To the extent applicable, the Company intends that this Plan and any payments or benefits due hereunder comply with the provisions of Code Section 409A. This Plan shall be administered by the Company in a manner consistent with this intent, and any provision that would cause this Plan to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A).

IN WITNESS WHEREOF, and as evidence to the adoption of the foregoing Plan, the Company has caused the same to be executed by its duly authorized representative.

MANITOWOC FOODSERVICE, INC.

By:	/s/ Daniel Glezer
Name:	Daniel Glezer
Title:	Director of Talent, Compensation and Benefits

Date:	March 4, 2016

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Supplemental Executive Retirement Plan

For Manitowoc Foodservice Employees

Appendix A

As of March 4, 2016, the following employees and former employees are Participants in the Supplemental Executive Retirement Plan for Manitowoc Foodservice Employees

Maurice Jones

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